Exhibit 99.1

Information: Paul V. Dufour	For Immediate Release
Telephone: (972) 401-7391	October 19, 2004

IMCO RECYCLING ANNOUNCES RESTATEMENT

OF ITS 2003 FINANCIAL STATEMENTS

Irving, Texas — IMCO Recycling Inc. (NYSE: IMR) today announced that it has restated its 2003 financial statements. The restatements principally reflect a change in accounting for IMCO’s acquisition of full ownership of VAW-IMCO Guss und Recycling GmbH, its German subsidiary, during 2003.

In March 2003, IMCO and VAW-IMCO entered into an agreement regarding the redemption of the share interest in VAW-IMCO held by IMCO’s former joint venture partner. At that time, IMCO established a redemption liability on its consolidated balance sheet for VAW-IMCO’s obligation to pay the redemption amount for this share interest. This redemption liability was payable in five installments, plus interest.

In conjunction with IMCO’s refinancing of substantially all of its debt during the fourth quarter of 2003, IMCO caused this redemption liability to be prepaid in full in November 2003, and recorded a non-recurring, non-cash gain of $5,432,000 from its early extinguishment. At the time of the March and November 2003 transactions, IMCO’s management had discussed the accounting treatment for the transactions with the company’s independent auditors, Ernst & Young LLP, who concurred with management’s conclusions.

In 2004, in connection with the review process regarding IMCO’s registration statement filed with the Securities and Exchange Commission related to IMCO’s proposed merger with Commonwealth Industries, Inc. (NASDAQ/NM: CMIN), IMCO’s management, after discussions with Ernst & Young, concluded that a different accounting treatment should have been applied for the November 2003 transaction. As a result, the redemption liability prepayment in November 2003 will be recorded as an adjustment to the cost basis of the VAW-IMCO assets acquired and a reduction to goodwill for the fourth quarter of 2003, rather than as recognition of a non-cash gain. Neither the recording of the gain in 2003 nor this adjustment required or will require any tax provision for financial accounting purposes.

Additionally, IMCO’s management, after discussion with Ernst & Young, determined that a receivable relating to certain litigation costs in 2003 should be reclassified as an expense, resulting in additional pre-tax expense in 2003 of approximately $566,000 ($351,000 after tax). This amount was recovered in the third quarter of 2004 and will now be reflected as income in that period.

IMCO management also determined to restate its consolidated balance sheets as of December 31, 2003, March 31, 2004 and June 30, 2004, to reclassify outstanding debt under IMCO’s senior secured revolving credit facility from long-term to current. This reclassification resulted from provisions in force under this facility relating to a lock-box account arrangement to apply cash receipts from certain receivables against borrowings under the facility, and certain default provisions. In July 2004, IMCO amended this facility.

After giving effect to the restatements, the company recorded a net loss in 2003 of $812,000, or $.06 per common share. It had previously reported net earnings for 2003 of $5.0 million, or $.33 per share. The restatement has no effect on IMCO’s consolidated gross profits.

The decision to restate IMCO’s financial statements based on these matters was made by IMCO’s board of directors and audit committee, upon the recommendation of senior management and with the concurrence of Ernst & Young. The adjustments do not impact the company’s current cash or liquidity position, nor do they affect IMCO’s compliance with its financial covenants under its debt facilities.

IMCO expects to file with the SEC restated 2003 financial statements as an amendment to its 2003 Form 10-K. In addition, the balance sheets contained in IMCO’s first and second quarter 2004 Form 10-Qs will be amended to reflect conforming changes to the restatements discussed above.

The restatements are not expected to affect the company’s proposed merger with Commonwealth Industries. Completion of the merger is conditioned on stockholder approval for both companies, regulatory consents and approvals, obtaining adequate assurances of refinancing certain debt of the two companies and other customary closing conditions.

IMCO Recycling Inc. is one of the world’s largest recyclers of aluminum and zinc. The company has 21 U.S. production plants and five international facilities located in Brazil, Germany, Mexico and Wales. IMCO Recycling’s headquarters office is in Irving, Texas.

SAFE HARBOR REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These include statements regarding the company’s proposed merger with Commonwealth. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that actual results could differ materially from those described therein. These risks and uncertainties would include, without limitation, completion of the merger which, in turn, is subject to, among other things, the approval of the stockholders of both companies and the receipt of certain regulatory approvals; the success of IMCO and Commonwealth in securing sufficient financing on adequate terms to refinance certain of their outstanding debt; additional unanticipated costs and expenses incurred prior to and in connection with completion of the merger; the financial condition of IMCO’s customers and major customer retention; the timing and amount of collections; the availability at favorable cost of aluminum scrap and other metal supplies that the company processes; the ability of the company to enter into effective metals, natural gas and other commodity derivatives; future natural gas and other fuel costs of the company; a weakening in industrial demand resulting from a decline in U.S. or world economic conditions caused by terrorist activities or other unanticipated events; current or future restrictions on the company’s capital expenditures and future growth imposed by its credit facilities; unutilized capacity of the company’s various facilities; shutdowns of auto manufacturing facilities and future downturns in the automotive markets in the U.S. and Europe; future decreases in recycling outsourcing by primary producers; the future mix of product sales vs. tolling business; currency exchange fluctuations; future writedowns or impairment charges which may be required because of the occurrence of some of the uncertainties listed above; and other risks listed in the company’s filings with the Securities and Exchange Commission, including but not limited to the reports on Form 10-K for the fiscal year ended December 31, 2003, and on Form 10-Q for the quarter ended June 30, 2004, particularly the sections entitled “Cautionary Statements For Purposes of Forward-Looking Statements” contained therein.